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                                                                      EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT

Prodigy Biz Corporation, a Delaware corporation
Prodigy Transition Corporation, a Delaware corporation
PUCKnut Corporation, a Delaware corporation
Prodigy Communications Limited Partnership, a Delaware limited partnership